REGISTRAR,
                   TRANSFER AGENCY AND SERVICE AGREEMENT
                                  between
                 BLACKROCK MUNICIPAL TARGET TERM TRUST INC.
                                    and
                    STATE STREET BANK AND TRUST COMPANY







  TABLE OF CONTENTS


      Page

      3    Article 1   Terms of Appointment; Duties of the Bank

      4    Article 2   Fees and Expenses

      5    Article 3   Representations and Warranties of the Bank

      5    Article 4   Representations and Warranties of the Fund

      6    Article 5   Data Access and Proprietary Information

      7    Article 6   Indemnification

      9    Article 7   Standard of Care

      9    Article 8   Covenants of the Fund and the Bank

      10   Article 9   Termination of Agreement

      10   Article 10  Assignment

      10   Article 11  Amendment

      10   Article 12  Massachusetts Law to Apply

      11   Article 13  Force Majeure

      11   Article 14  Consequential Damages

      11   Article 15  Merger of Agreement



 REGISTRAR, TRANSFER AGENCY AND SERVICE AGREEMENT


      AGREEMENT made as of the     day of                          , 1991,
 by and between BLACKROCK MUNICIPAL TARGET TERM TRUST INC., a Maryland corporation, having its principal office and place of business at 345 Park Avenue, New York, New York 10154, (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Bank").

      WHEREAS, the Fund desires to appoint the Bank as its registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities and the Bank desires to accept such appointment:

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

      Article 1  Terms of Appointment: Duties of the Bank

           1.01 Subject to the terms and conditions set forth in this Agreement, the Fund hereby employs and appoints the Bank to act as, and the Bank agrees to act as registrar, transfer agent for the Fund's authorized and issued shares of its common stock ("Shares") dividend disbursing agent, custodian of certain retirement plans and agent in connection with any dividend reinvestment plan as set out in the prospectus of the Fund, corresponding to the date of this Agreement.

           1.02 The Bank agrees that it will perform the following services:
                (a) In accordance with procedures established from time to time by agreement between the Fund and the Bank, the Bank shall:

                     (i) Issue and record the appropriate number of Shares as authorized and hold such Shares in the appropriate Shareholder account;

                     (ii) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate documentation;

                     (iii) Execute transactions directly with broker-dealers authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

                     (iv) Prepare and transmit payments for dividends and distributions declared by the Fund;

                     (v) Act as agent for Shareholders pursuant to the dividend reinvestment and cash purchase plan as amended from time to time in accordance with the terms of the agreement to be entered into between the Shareholders and the Bank in substantially the form attached as Exhibit A hereto:

                     (vi) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Bank of indemnification satisfactory to the Bank and protecting the Bank and the Fund, and the Bank as its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity.

                (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: (i) perform all of the customary services of a registrar, transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent of the dividend reinvestment and cash purchase plan as described in
                Article 1 consistent with those requirements in effect as at
                the date of this Agreement.   The detailed definition,
                frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, and mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all registered Shareholders.

                (c) The Bank shall provide additional services on behalf of the Fund (i.e., escheatment services) which may be agreed upon in writing between the Fund and the Bank.

      Article 2  Fees and Expenses

           2.01 For the performance by the Bank pursuant to this Agreement, the Fund agrees to pay the Bank an annual maintenance fee as
                set out in the initial fee schedule attached hereto.   Such
                fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Bank.

           2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees to reimburse the Bank for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee
                schedule attached hereto.   In addition, any other expenses
                incurred by the Bank at the request or with the consent of the Fund, will be reimbursed by the Fund.

           2.03 The Fund agrees to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage and the cost of materials for mailing of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

      Article 3  Representations and Warranties of the Bank

           The Bank represents and warrants to the Fund that:

           3.01 It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

           3.02 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

           3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

           3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

           3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

        Article 4  Representations and Warranties of the Fund

      The Fund represents and warrants to the Bank that:

           4.01 It is a corporation duly organized and existing and in good standing under the laws of Maryland.

           4.02 It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement.

           4.03 All corporate proceedings required by said Articles of Incorporation and By-Laws have been taken to authorize it to enter into and perform this Agreement.

           4.04 It is a closed-end, diversified investment company registered under the Investment Company Act of 1940, as amended.

           4.05 To the extent required by federal securities laws a registration statement under the Securities Act of 1933, as amended is currently effective and appropriate state securities law filings have been made with respect to all Shares of the Fund being offered for sale; information to the contrary will result in immediate notification to the Bank.

           4.06 It shall make all required filings under federal and state securities laws.

      Article 5  Data Access and Proprietary Information

           5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Bank as part of the Fund's ability to access certain related data ("Customer Data") maintained by the Bank on data bases under the control and ownership of the Bank ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Bank.
                 The Fund agrees to treat all Proprietary Information as
                proprietary to the Bank and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

                (a) to access Customer Data solely from locations as may be designated in writing by the Bank and solely in accordance with the Bank's applicable user documentation;

                (b) to refrain from copying or duplicating in any way the Proprietary Information;

                (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Bank's instructions;

                (d) to refrain from causing or allowing third-party data acquired hereunder from being retransmitted to any other computer facility or other location, except with the prior written consent of the Bank;

                (e) that the Fund shall have access only to those authorized transactions agreed upon by the parties;

                (f) to honor all reasonable written requests made by the Bank to protect at the Bank's expense the rights of the Bank in Proprietary Information at common law, under federal copyright law and under other federal or state law.

                Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

           5.02 If the Fund notifies the Bank that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Bank shall endeavor in a timely manner to correct such
                failure.   Organizations from which the Bank may obtain
                certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Bank arising out of the contents of such third-party data, including, but not
                limited to, the accuracy thereof.   DATA ACCESS SERVICES AND
                ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE
                BASIS.   THE BANK EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT
                THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

           5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Bank in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information (such transactions constituting a "COEFI"), then in such event the Bank shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Bank from time to time.

      Article 6  Indemnification

           6.01 The Bank shall not be responsible for, and the Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

                (a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                (c) The reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar.

                (d) The reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Fund.

                (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

           6.02 At any time the Bank may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in reliance upon such instructions or
                upon the opinion of such counsel.   The Bank, its agents and
                subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by telephone, in person, machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice
                thereof from the Fund.   The Bank, its agents and
                subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

           6.03 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Bank, the Bank shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all
                developments concerning such claim.   The Fund shall have
                the option to participate with the Bank in the defense of such claim or to defend against said claim in its own name
                or in the name of the Bank.   The Bank shall in no case
                confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Bank except with the Fund's prior written consent.

      Article 7  Standard of Care

           7.01 The Bank shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct of that of its employees.

      Article 8  Covenants of the Fund and the Bank

           8.01 The Fund shall promptly furnish to the Bank the following:

                (a) A certified copy of the resolution of the Board of Directors of the Fund authorizing the appointment of the Bank and the execution and delivery of this Agreement.

                (b) A copy of the Articles of Incorporation and By-Laws of the Fund and all amendments thereto.

           8.02 The Bank hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

           8.03 The Bank shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem
                advisable.   To the extent required by Section 31 of the
                Investment Company Act of 1940, as amended, and the Rules thereunder, the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

           8.04 The Bank and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

           8.05 In cases of any requests or demands for the inspection of the Shareholder records of the Fund, the Bank will endeavor to notify the Fund and to secure instructions from an
                authorized officer of the Fund as to such inspection.   The
                Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

      Article 9  Termination of Agreement

           9.01 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

           9.02 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and
                material will be borne by the Fund.   Additionally, the Bank
                reserves the right to charge for any other reasonable expenses associated with such termination and/or a charge equivalent to the average of three (3) month's fees.

      Article 10  Assignment

           10.01 Except as provided in Section 10.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

           10.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

           10.03 The Bank may, without further consent on the part of the Fund, subcontract for the performance hereof with
                     (i) Boston Financial Data Services, Inc., a
                     Massachusetts corporation ( "BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(l) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(l)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(l) or (iii) BFDS affiliate; provided, however, that the Bank shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

      Article 11  Amendment

           11.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Directors of the Fund.

      Article 12  Massachusetts Law to Apply

           12.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

      Article 13  Force Majeure

           13.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

      Article 14  Consequential Damages

           14.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

      Article 15  Merger of Agreement

           15.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject hereof whether oral or written.


      IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


           BLACKROCK INSURED MUNICIPAL TARGET TERM  TRUST INC.
             BY:______________________________________________


 ATTEST:

 ______________________



           STATE STREET BANK AND TRUST CO
             BY: _____________________________________________
                          Senior Vice President


 ATTEST:

 _______________________
   Assistant Secretary


 FEE SCHEDULE

      For

 The BlackRock Advantage Term Trust Inc.
 The BlackRock Income Trust Inc.
 The BlackRock Insured Municipal Term Trust Inc.
 The BlackRock Municipal Target Term Trust Inc.
 The BlackRock North American Government Income Trust
 The BlackRock Target Term Trust Inc.
 The BlackRock 1998 Term Trust Inc.
 The BlackRock Investment Quality Term Trust Inc.
 The BlackRock 2001 Term Trust Inc.
 The BlackRock Insured Municipal 2008 Term Trust Inc.
 The BlackRock New York Insured Municipal 2008 Term Trust Inc.
 The BlackRock California Insured Municipal 2008 Term Trust Inc.
 The BlackRock Florida Insured Municipal 2008 Term Trust Inc.

 First 15,000 shareholders                    $8.75 (Per account/Per annum)
 Next 15,000 - 30,000 shareholders at         $8.25 (Per account/Per annum)
 Next 30,000 or more shareholders at          $7.50 (Per account/Per annum)

 Includes the issuance and registration of the first 5,000 credit
 certificates per fund.   Excess credits to be billed at $1.25 each.

 For each dividend reinvestment per participant    $0.75
 For each optional cash infusion                   $0.75


 ACCOUNT MAINTENANCE SERVICES

  o  Establishing new accounts

  o Preparation and mailing of W-9 solicitation to new accounts without T.I.N.'s.

  o  Address changes

  o  Processing T.I.N. changes

  o  Processing routine and non-routine transfers of ownership

  o  Issuance of credit certificates (see limits)

  o  Posting debit and credit transactions

  o  Providing a daily transfer journal of ownership changes

  o  Responding to written shareholder communications

  o  Responding to shareholder telephone inquiries

  o  Placing stop transfers

  o  Releasing stop transfers

  o  Replacing lost certificates

  o  Registration of credit certificates (see limits)

 DIVIDEND DISBURSEMENT SERVICES

  o  Generate and mail monthly dividend checks with one enclosure
     (12 per annum)

  o  Replace lost dividend checks

  o  Processing of backup withholding and remittance

  o  Preparation and filing of Federal Tax Forms 1099 and 1042

  o  Preparation and filing of State Tax information as directed

  o  Preparation of escheatment information (shares and dividends)

 DIVIDEND REINVESTMENT SERVICES PROVIDED

  o  Addressing and mailing of enrollment confirmation notice

  o  Processing optional cash investments and acknowledging same

  o  The monthly reinvestment of dividend proceeds for participants
     (12 per annum)

  o  Participant withdrawal or sell requests

  o  Preparation, mailing and filing of Federal Tax Form 1099B for sales

  ANNUAL MEETING SERVICE

  o Preparation for the mailing of proxies, proxy statement, annual report and business reply envelope

  o Providing one set of labels of banks, brokers and nominees for broker search

  o  Providing a record date list

  o  tabulation of returned proxies

  o  Daily reporting of tabulation results

  o  Interface support during solicitation effort

  o  Providing one inspector of election at annual meeting

  o  Providing an annual meeting voted list

  ADDRESSING AND MAILING SERVICES

  o  Addressing and mailing of three (3) quarterly reports

  o Addressing and mailing new shareholder welcome materials on a weekly basis

  TERM OF FEE CONTRACT

  o  Two years from date of execution

  o  Minimum $1,000- per month per Fund


  o Escalation Clause - The per account annual fee in effect during 1994 shall be equal to the fee for 1993 increased by the lesser of (I) 6% or, (ii) the percentage increase in the U. S. Department of Labor national index of "Cost of Services Less Rent" for the year 1993. The fee for 1994-1996, after taking into effect this increase, will not change.

 MISCELLANEOUS

  o All out-of-pocket expenses such as postage, stationery, etc. will be billed as incurred.

 ADDITIONAL SERVICES

  o Services over and above this Fee Schedule will be invoiced in accordance with our current Schedule of Services.


 Dated: ______________

 The BlackRock Funds                State Street Bank and Trust Company
 By:______________________          By: ________________________________
 Name:   Henry Gabbay               Name:  Charles V. Rossi
 Title:  Treasurer                  Title: Vice President